Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Barnes & Noble Education, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	Debt Securities	457(o)

	Debt Convertible into Equity	Debt Securities	457(o)

	Non-Convertible Debt	Debt Securities	457(o)

	Equity	Common Stock, par value $0.01 per share	457(o)

	Equity	Preferred Stock, par value $0.01 per share	457(o)

	Other	Depositary Shares	457(o)

	Other	Warrants	457(o)

	Other	Units	457(o)

	Other	Rights	457(o)

	Unallocated (Universal) Shelf		457(o)			$100,000,000	0.0001531	$15,310

	Total Offering Amounts					$100,000,000		$15,310

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$15,310

This Registration Statement registers such indeterminate number or amount of debt securities, common stock, preferred stock, depositary shares, warrants, units and rights, as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $100,000,000. Subject to the preceding sentence, this Registration Statement also registers an indeterminate principal amount or number of shares of debt securities, preferred stock or common stock that may be issued upon conversion of, or in exchange for, debt securities or preferred stock registered hereunder or upon exercise of warrants or rights registered hereunder, as the case may be, and an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If the Registrant elects to offer to the public fractional or aggregated share interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under the deposit agreement.

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